------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M   4 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: December 31, 2001|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
| Westerman III         Frederick     G. | UnitedGlobalCom, Inc. (UCOMA)                  |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification   |4.Statement for Month/  | X Officer               Other          |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |                                        |
|                                        |  (Voluntary)          |    February 2000       |         Chief Financial Officer        |
| 4643 S. Ulster St., Suite 1300         |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|               (Street)                 |        --             |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |          --            |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Denver                CO        80237  |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Class A Common Stock           | 02/02/00   | M  |    |    10,000      | A  | $31.00  |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           | 02/02/00   | S  |    |     3,000      | D  | $74.6875|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           | 02/03/00   | S  |    |     1,300      | D  | $77.75  |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           | 02/03/00   | S  |    |       500      | D  | $77.625 |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           | 02/03/00   | S  |    |       200      | D  | $78.9375|                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           | 02/03/00   | S  |    |     2,000      | D  | $85.00  |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           | 02/04/00   | S  |    |     2,000      | D  | $88.50  |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           | 02/04/00   | S  |    |     1,000      | D  | $86.50  |      -0-        | D  |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|Class A Common Stock           |            |    |    |                |    |         |      46(1)      | I  |By 401(k) Plan      |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
- ----------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of        |6.Date       |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative       |Exercisable  |  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities       |and          |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or  |Expiration   |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)  |Date         |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)|(Month/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                   |   Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                   |-------------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                   |      |      |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-------------------|Date  |Exp.  |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)  |   (D)   |Exbl. |Date  |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|Employee  | $31.00  |2/02/| M  |    |         | 10,000  | (2)  |6/23/ |Class A   |10,000(3) |          |190,000(3)| D  |          |
|Stock     |         | 00  |    |    |         |         |      | 09   |Common    |          |          |          |    |          |
|Option    |         |     |    |    |         |         |      |      |Stock     |          |          |          |    |          |
|(right to |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|buy)      |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
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Explanation of Responses:
(1) The Reporting Person has not yet vested in the 401(k) Plan.
(2) The options are exercisable in 48 equal monthly installments, commencing on June 23, 1999.
(3) This option has been adjusted for the 2-for-1 stock split effective November 30, 1999.


**Intentional misstatements or omissions of facts constitute Federal           /s/ Frederick G. Westerman III      March 3, 2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.    Frederick G. Westerman III
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

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